UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                  Wet Seal Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    961840105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 24, 2007
--------------------------------------------------------------------------------
            (Date of Event which requires filing of this statement.)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [X]  Rule 13d-1(b)

        [_]  Rule 13d-1(c)

        [_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 961840105                  13G                       Page 2 of 5 Pages


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Veredus Asset Management, LLC
    61-1350302

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) |_|
                                                                         (b) |_|

3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Commonwealth of Kentucky

NUMBER OF                5.  SOLE VOTING POWER                     2,446,025
SHARES
BENEFICIALLY             6.  SHARED VOTING POWER                     255,352 (A)
OWNED BY
EACH                     7.  SOLE DISPOSITIVE POWER                2,701,377
REPORTING PERSON
WITH                     8.  SHARED DISPOSITIVE POWER

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,701,377

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    3.5%

12. TYPE OF REPORTING PERSON*

    IA


(A) Certain clients have retained voting power on these shares

Cusip No. 961840105                  13G                       Page 3 of 5 Pages


Schedule 13G Additional Information

Item #
1.  (a)  Name of Issuer:

         Wet Seal Inc.

    (b)  Address of Issuer's Principal Executive Offices:

         26972 Burbank
         Foothill Ranch, CA 92610

2.  (a)  Name of Person Filing:

         Veredus Asset Management, LLC   An Investment Adviser Registered Under
         the Investment Advisers Act of 1940

    (b)  Address of Principal Business Office for Each of the Above:

         6060 Dutchmans Lane, St 320  Louisville, KY  40205

    (c)  Citizenship:

         US   Organized in the Commonwealth of Kentucky

    (d)  Title of Class of Securities:

         Common Stock

    (e)  CUSIP Number:

         961840105

3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b). The person filing is a:

    An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)

4.  Ownership:

    (a)  Amount Beneficially Owned:

         2,701,377

    (b)  Percent of Class:

         3.5%

Cusip No. 961840105                  13G                       Page 4 of 5 Pages


    (c)  Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote

               2,446,025

         (ii)  shared power to vote or to direct the vote

                255,352 (A)

         (iii) sole power to dispose or to direct the disposition of

              2,701,377

         (iv)  shared power to dispose or to direct the disposition of

5.  Ownership of Five Percent or Less of a Class:                       [X]


6.  Ownership of More than Five Percent on Behalf of Another Person:


7.  Subsidiary


8.  Identification and Classification of Members of the Group:


9.  Notice of Dissolution of  Group:


(A) Certain clients have retained the voting power on these shares

Cusip No. 961840105                  13G                       Page 5 of 5 Pages


10. Certification:

    (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

        "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                February 5, 2007
                             -----------------------
                                      Date:

                              /s/ James R. Jenkins
                             -----------------------
                                    Signature

                   Vice-President and Chief Operating Officer
                   ------------------------------------------
                                   Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission.

ATTENTION: INTERNATIONAL MISSATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)